Exhibit 99.1

Presidents Plaza, Building One, 196 Van Buren Street, Suite 300, Herndon, VA 20170

FOR IMMEDIATE RELEASE

Contacts:	Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777

RCN Updates 2005 Outlook

Strong 2005 Execution to Date Drives Guidance Increase

RCN Appearing at UBS 33rd Annual Media Conference Today

Herndon, VA, December 8, 2005 - RCN Corporation (NASDAQ: RCNI), a leading provider of total communications service, updated its 2005 financial outlook today in conjunction with its appearance at the UBS 33rd Annual Global Media Conference.

Based on a solid 2005 performance to date, RCN is increasing its full-year 2005 Outlook as follows:

•	Year-end customer count in the range of 405,000-410,000, an increase from previous guidance of approximately 400,000
•	Revenue of approximately $560 million, at the mid-point of the previous range of approximately $555 million to $565 million
•	EBITDA in the range of approximately $85 million to $90 million, an increase from the previous range of approximately $75 million to $85 million
•	Capital expenditures in the range of $75 million to $80 million, unchanged from the previous range

Mike Sicoli, Chief Financial Officer of RCN, stated, “RCN’s updated outlook reflects strong execution against our strategic plan. Our long-term objective remains to deliver robust EBITDA and cash flow growth through a balanced strategy of reducing costs, driving revenue growth and rationalizing our asset portfolio. In 2006, we expect to continue our progress in reducing costs, targeting at least a $25 million decrease in general and administrative expenses as compared to full-year 2005 levels. We will provide a full 2006 Outlook when we release our fourth quarter 2005 results.”

RCN management will appear at 9:00am today at the UBS 33rd Annual Global Media Conference in New York to discuss its strategy and 2005 performance to date with investors. The presentation’s audio webcast will be available at http://www.ibb.ubs.com/Conferences/co_highlights.shtml# and through RCN’s website at www.rcn.com, clicking on Company and Events Calendar.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. RCN also owns 49% of Megacable, one of the largest cable companies in Mexico. (RCNI-G)

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

###

2